N E W S
                                                            r e l e a s e
[THOMAS LOGO]

        THOMAS INDUSTRIES INC.
        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky 40207-1642
        502/893-4600 o Fax: 502/895-6618


         Louisville, Ky., April 22, 2004 - The Board of Directors of Thomas Industries Inc. (NYSE: TII) has declared a quarterly cash dividend of 9-1/2cents per share, payable July 1, 2004, to shareholders of record June 4, 2004. This will be the 196th consecutive quarterly cash dividend paid by the Company.

         Additionally, at the Company's Annual Meeting of Shareholders on April 22, 2004, H. Joseph Ferguson, Anthony A. Massaro and George H. Walls, Jr., were elected as directors to serve until the 2007 Annual Meeting of Shareholders. In other proposals, the shareholders approved the Amended and Restated Thomas Industries Inc. 1995 Incentive Stock Plan, and approved a shareholder proposal requesting the Board of Directors to redeem the Rights issued pursuant to the Company's Rights Agreement.

         Timothy C. Brown, Chairman, President & Chief Executive Officer, stated, "Our Board of Directors believe the Shareholders' Rights Plan is in the best interest of all Shareholders. This will be completely reviewed by the Board of Directors at our July meeting, and the Board will act in what it considers to be the best interest of both large and small shareholders. Though 63% of the total shares voted were in favor of eliminating the Shareholders' Rights Plan, the actual number of shareholders of record voting to eliminate the plan was only 21%.

         Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 20 countries, spanning five continents. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America.

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